Exhibit (a)(5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of

ADC Telecommunications, Inc.
at
$12.75 Net Per Share
Pursuant to the Offer to Purchase
Dated July 26, 2010
by
Tyco Electronics Minnesota, Inc.
An Indirect Wholly Owned Subsidiary of
Tyco Electronics Ltd.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 23, 2010, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated July 26, 2010 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Tyco Electronics Minnesota, Inc., a Minnesota corporation ("Purchaser") and an indirect wholly owned subsidiary of Tyco Electronics Ltd., a Swiss corporation ("Tyco Electronics") to purchase for cash all outstanding shares of common stock, par value $0.20 per share (together with the associated preferred stock purchase rights, the "Shares"), of ADC Telecommunications, Inc., a Minnesota corporation ("ADC"). Also enclosed is a letter to shareholders of ADC from Robert E. Switz, Chairman, President and Chief Executive Officer, accompanied by ADC's Solicitation/Recommendation Statement on Schedule 14D-9.

        We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Your attention is directed to the following:

  1.
  The Offer price is $12.75 per Share, net to you in cash, without interest.

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 12, 2010, as amended (the "Merger Agreement"), among ADC, Tyco Electronics and Purchaser. The Merger Agreement provides, among other things, that as soon as possible after consummation of the Offer, Purchaser will merge with and into ADC (the "Merger"), with ADC continuing as the surviving corporation and an indirect wholly owned subsidiary of Tyco Electronics. At the effective time of the Merger, each outstanding Share (other than any Shares in respect of which dissenters' rights are validly exercised under the Minnesota Business Corporation Act (the "MBCA") and any Shares held by ADC, Tyco Electronics or any subsidiary of ADC or Tyco Electronics (including Purchaser)) will be converted into the right to receive the price per Share paid in the Offer, without interest. No dissenters' rights are available to holders of Shares in connection with the Offer. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

  4.
  The Board of Directors of ADC (the "ADC Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of ADC's shareholders and (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the MBCA. The ADC Board recommends that ADC's shareholders accept the Offer and tender their Shares in the Offer. ADC has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

  5.
  The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Monday, August 23, 2010, unless the Offer is extended by Purchaser (as extended, the "Expiration Date").

  6.
  The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn, prior to the expiration of the Offer, a number of Shares that, together with the Shares then-owned by Tyco Electronics and/or Purchaser, represents a majority of the total number of Shares outstanding on a fully diluted basis and (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder and Article 4(5) of the European Union Council Regulation (EEC) No. 139/2004. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

  7.
  Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a current rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

2

Instructions Form with Respect to
Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
ADC Telecommunications, Inc.
at
$12.75 Net Per Share
Pursuant to the Offer to Purchase Dated July 26, 2010
by
Tyco Electronics Minnesota, Inc.
An Indirect Wholly Owned Subsidiary of
Tyco Electronics Ltd.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 26, 2010 (the "Offer to Purchase"), and the related Letter of Transmittal, in connection with the offer by Tyco Electronics Minnesota, Inc., a Minnesota corporation and an indirect wholly owned subsidiary of Tyco Electronics Ltd., a Swiss corporation, to purchase for cash all outstanding shares of common stock, par value $0.20 per share (together with the associated preferred stock purchase rights, the "Shares"), of ADC Telecommunications, Inc., a Minnesota corporation, at a purchase price of $12.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:		SIGN HERE
	Shares*	Signature(s)
Dated	, 2010	Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security Number

*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.